EXHIBIT (d)(2)(ii)

NEUBERGER BERMAN EQUITY
FUNDS MANAGEMENT
AGREEMENT SCHEDULE A
SERIES OF NEUBERGER BERMAN EQUITY FUNDS

Custom Global Equity Allocation Fund

Date: June 20, 2026

NEUBERGER BERMAN EQUITY FUNDS MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedule:

Fund	Rate of Compensation based on each Fund's average daily net assets

Custom Global Equity Allocation Fund	0.15% of first $1 billion 0.10% of next $1 billion 0.07% in excess of $2 billion

Date: June 20, 2026